EXHIBIT 99.1

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of $1.47 Per Diluted Common Share

Preliminary Financial Results and Business Update for the Quarter Ended March 31, 2025

SPRINGFIELD, Mo., April 16, 2025 (GLOBE NEWSWIRE) -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2025, were $1.47 per diluted common share ($17.2 million net income) compared to $1.13 per diluted common share ($13.4 million net income) for the three months ended March 31, 2024.

For the quarter ended March 31, 2025, annualized return on average common equity was 11.30%, annualized return on average assets was 1.15%, and annualized net interest margin was 3.57%, compared to 9.36%, 0.93% and 3.32%, respectively, for the quarter ended March 31, 2024.

First Quarter 2025 Key Results:

  Net Interest Income: Net interest income for the first quarter of 2025 increased $4.5 million (or approximately 10.1%) to $49.3 million compared to $44.8 million for the first quarter of 2024, largely driven by higher interest income on loans and lower interest expense on deposit accounts. Annualized net interest margin was 3.57% for the quarter ended March 31, 2025, compared to 3.32% for the quarter ended March 31, 2024, and 3.49% for the quarter ended December 31, 2024. During the quarter ended March 31, 2025, the Company recorded additional interest income of $744,000 related to recoveries on cash-basis loans and other assets, positively affecting net interest income and net interest margin.

  Asset Quality: Non-performing assets and potential problem loans totaled $17.0 million at March 31, 2025, an increase of $342,000 from $16.6 million at December 31, 2024. At March 31, 2025, non-performing assets were $9.5 million (0.16% of total assets), a decrease of $48,000 from $9.6 million (0.16% of total assets) at December 31, 2024.

  Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.17 billion and $370.5 million, respectively, at March 31, 2025. In addition, at March 31, 2025, the Company had unpledged securities with a market value totaling $337.4 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank.

  Capital: The Company’s capital position remained strong as of March 31, 2025, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2025, the Company’s Tier 1 Leverage Ratio was 11.3%, Common Equity Tier 1 Capital Ratio was 12.4%, Tier 1 Capital Ratio was 12.9%, and Total Capital Ratio was 15.6%. The Company’s tangible common equity to tangible assets ratio was 10.1% at March 31, 2025.

  Significant Item: In the quarter ended March 31, 2025, the Company received an annual marketing and card expense reimbursement for qualifying expenditures from its debit card brand provider of $433,000, which offset marketing and advertising costs that included this branding.

  Stock Purchase Authorization: In April 2025, the Company’s Board of Directors approved a new stock repurchase program of up to one million additional shares of the Company’s common stock, which will succeed the existing repurchase program (authorized in November 2022) following the repurchase of the existing program’s remaining available shares, which were approximately 270,000 shares at March 31, 2025.

Selected Financial Data:

	Three Months Ended
	March 31,	March 31,	December 31,
	2025	2024	2024
	(Dollars in thousands, except per share data)

Net interest income	$49,334	$44,816	$49,534
Provision (credit) for credit losses on loans and unfunded commitments	(348)	630	1,556
Non-interest income	6,590	6,806	6,934
Non-interest expense	34,822	34,422	36,947
Provision for income taxes	4,290	3,163	3,043

Net income	$17,160	$13,407	$14,922

Earnings per diluted common share	$1.47	$1.13	$1.27

Joseph W. Turner, President and CEO of Great Southern, commented, “Our first-quarter 2025 results reflect the strength of our underlying strategy and our ability to adapt with discipline amid ongoing economic and financial sector challenges. Our core banking fundamentals remain sound, with quarterly profitability strengthened by higher interest income, disciplined expense management, and favorable contributions from interest income recoveries and an expense reimbursement. We reported net income of $17.2 million, or $1.47 per diluted common share, for the first quarter of 2025, compared to $13.4 million, or $1.13 per diluted common share, in the same period last year. The increase in net income compared to the prior year quarter was primarily driven by strong growth in net interest income, which rose $4.5 million, or 10.1%, supported by increases in both loan yields and average loan balances. Additionally, a negative provision for losses on unfunded commitments of $348,000 in the first quarter of 2025, compared to a combined provision of $630,000 in the prior year quarter, contributed significantly to the improvement in profitability.”

He noted, “Despite external economic pressures, our core operations remained strong. Total interest income for the first quarter of 2025 was $80.2 million, reflecting higher earning asset levels and loan yields. Net interest income for the quarter remained healthy at $49.3 million, supported by disciplined asset-liability management and a deliberate strategy to control funding costs through management of our funding mix and duration amid persistent deposit competition. Importantly, we saw no material deterioration in our core non-time deposit balances, reflecting customer stability and the durability of our franchise.”

Turner added, “Our balance sheet remains well positioned, with total assets of approximately $5.99 billion at March 31, 2025, and a loan portfolio that has been carefully managed in terms of both growth and risk composition. We continue to emphasize prudent lending practices, focusing on relationship-based lending and credit quality rather than volume. Our allowance for credit losses stood at $64.7 million at March 31, 2025, representing 1.36% of total loans. Our non-performing assets remained at minimal levels consistent with previous quarters, underscoring the strength of our underwriting standards and ongoing credit monitoring.”

He further noted, “On the expense side, we continued to demonstrate operating discipline. Noninterest expense totaled $34.8 million for the first quarter of 2025, flat from the prior-year first quarter despite inflationary pressures, with reductions in legal and professional fees offsetting modest increases in salaries, occupancy, and technology investments. Noninterest income totaled $6.6 million for the first quarter of 2025, which was generally consistent with the prior-year first quarter.”

Turner continued, “As we look ahead, our priorities remain unchanged. We will continue to manage costs tightly, safeguard credit quality, and strive to optimize our funding mix to ensure long-term financial stability. At March 31, 2025, our capital and liquidity positions were solid, with a tangible common equity ratio of 10.1% and approximately $2 billion of secured available lines and on-balance sheet liquid assets, providing us with ample flexibility to support customers, pursue strategic growth opportunities, and continue returning value to shareholders through dividends and share repurchases. In the first quarter of 2025 we repurchased nearly 175,000 shares of our common stock.”

“Great Southern’s Q1 2025 results underscore the consistency of our business model and our track record of delivering sustainable returns, supported by strong core fundamentals and disciplined execution. We remain focused on long-term value creation and are confident in our ability to navigate the current environment while continuing to serve our customers, communities, and shareholders,” Turner concluded.

NET INTEREST INCOME

	Three Months Ended
	March 31,	March 31,	December 31,

	2025	2024	2024
	(Dollars in thousands)
Interest Income	$80,243	$77,390	$82,585
Interest Expense	30,909	32,574	33,051
Net Interest Income	$49,334	$44,816	$49,534

Net interest margin	3.57%	3.32%	3.49%
Average interest-earning assets to average interest-bearing liabilities	125.5%	127.4%	127.0%

Net interest income for the first quarter of 2025 increased $4.5 million to $49.3 million, compared to $44.8 million for the first quarter of 2024. This increase in net interest income was driven primarily by higher loan interest income and improved overall yields, as well as the strategic management of maturing/repricing brokered deposits and interest-bearing demand deposits. Net interest margin was 3.57% in the first quarter of 2025, compared to 3.32% in the same period of 2024 and 3.49% in the fourth quarter of 2024. The additional interest income items outlined above, under “First Quarter 2025 Key Results – Net Interest Income,” contributed 5 basis points to net interest margin in the first quarter of 2025. Compared to the 2024 first quarter, the average yield on loans increased 10 basis points, the average yield on investment securities increased 33 basis points and the average yield on other interest earning assets decreased 99 basis points. The average rate paid on interest-bearing demand and savings deposits, time deposits and brokered deposits decreased 29 basis points, 40 basis points and 67 basis points, respectively, in the three months ended March 31, 2025 compared to the three months ended March 31, 2024. The average interest rate spread was 3.00% for the three months ended March 31, 2025, compared to 2.66% for the three months ended March 31, 2024, and 2.87% for the three months ended December 31, 2024.

The average rates paid on deposits and borrowings decreased compared to the prior-year first quarter as market interest rates, primarily the federal funds rate and SOFR rates, declined in the fourth quarter of 2024. Yields on the Company’s portfolio of investment securities increased compared to the prior-year first quarter due to higher-yielding securities purchased in the second quarter of 2024. While market interest rates decreased compared to the first quarter of 2024, the average yield on loans increased slightly as cash flows from lower-rate fixed rate loans were redeployed into loans with comparably higher rates of interest.

To mitigate exposure to the risk of fluctuations in future cash flows resulting from changes in interest rates (primarily related to falling interest rates), the Company has, from time to time, strategically utilized derivative financial instruments, primarily interest rate swaps, as part of its interest rate risk management strategy.

The following table presents the effect of cash flow hedge accounting included in interest income in the consolidated statements of income:

	Three Months Ended
	March 31,	March 31,	December 31,
	2025	2024	2024
	(In thousands)
Terminated interest rate swaps	$2,003	$2,025	$2,047
Active interest rate swaps	(1,742)	(4,653)	(2,116)
Increase (decrease) to interest income	$261	$(2,628)	$(69)

The Company entered into an interest rate swap in October 2018, which was terminated in March 2020. Upon termination, the Company received $45.9 million, inclusive of accrued but unpaid interest, from its swap counterparty. The net amount, after deducting accrued interest and deferred income taxes, is being accreted to interest income on loans monthly until the original termination date of October 6, 2025. After this date, the Company will no longer have the benefit of that income from the terminated swap. In 2025, the Company anticipates recording approximately $2.0 million in interest income from the terminated swap in each of the first three quarters, after which no further interest income will be realized.

The Company’s net interest income in the first quarter of 2025 increased 10.1% compared to net interest income in the first quarter of 2024. The cost of deposits has been negatively impacted over several quarters by the high level of competition for deposits across the industry and the lingering effects of liquidity events at several banks in March and April 2023. After the second quarter of 2023, the Company had a significant amount of time deposits maturing at relatively low interest rates. These deposits were either renewed at higher rates or withdrawn, requiring the Company to replace the withdrawn deposits with other funding sources at the prevailing higher market rates. Market rates for time deposits for much of 2024 remained elevated, but have recently declined as the FOMC cut the federal funds rate by 100 basis points in late 2024 and signaled that further rate cuts may occur in 2025. As of March 31, 2025, time deposit maturities over the next 12 months were as follows: within three months -- $669 million, with a weighted-average rate of 4.10%; within three to six months -- $495 million, with a weighted-average rate of 3.74%; and within six to twelve months -- $133 million, with a weighted-average rate of 3.23%. Based on time deposit market rates in March 2025, replacement rates for these maturing time deposits are likely to be approximately 3.50-4.00%.

NON-INTEREST INCOME

For the quarter ended March 31, 2025, non-interest income decreased $216,000 to $6.6 million when compared to the quarter ended March 31, 2024. None of the components of non-interest income experienced increases or decreases exceeding $200,000 in comparing the two periods.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2025, non-interest expense increased $400,000 to $34.8 million when compared to the quarter ended March 31, 2024, primarily as a result of the following items:

  Net occupancy and equipment expenses: Net occupancy and equipment expenses increased $694,000, or 8.9%, from the prior-year quarter. Various components of computer license and support expenses related to upgrades of core systems capabilities collectively increased by $322,000 in the first quarter of 2025 compared to the first quarter of 2024. Parking lot maintenance expenses, primarily related to above normal snow removal activity, collectively increased by $232,000 in the first quarter of 2025 compared to the first quarter of 2024.

  Salaries and employee benefits: Salaries and employee benefits increased $473,000, or 2.4%, from the prior-year quarter. Much of this increase related to normal annual merit increases in various lending and operations areas.

  Legal, audit and other professional fees: Legal, audit and other professional fees decreased $687,000 from the prior-year quarter, to $1.0 million. In the quarter ended March 31, 2024, the Company expensed a total of $929,000 related to training and implementation costs for the intended core systems conversion and professional fees to consultants engaged to support the Company’s proposed transition of core and ancillary software and information technology systems, with no such costs expensed in the quarter ended March 31, 2025.

The Company’s efficiency ratio for the quarter ended March 31, 2025, was 62.27% compared to 66.68% for the same quarter in 2024. The Company’s ratio of non-interest expense to average assets was 2.34% for the three months ended March 31, 2025, compared to 2.39% for the three months ended March 31, 2024. Average assets for the three months ended March 31, 2025, increased $200.2 million, or 3.5%, compared to the three months ended March 31, 2024, primarily due to growth in average balances of net loans receivable and investment securities.

INCOME TAXES

For the three months ended March 31, 2025 and 2024, the Company's effective tax rate was 20.0% and 19.1%, respectively. These effective rates were below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.0% to 20.0% in future periods.

CAPITAL

	March 31,	December 31,
	2025	2024
Consolidated Regulatory Capital Ratios	(Preliminary)
Tier 1 Leverage Ratio	11.3%	11.4%
Common Equity Tier 1 Capital Ratio	12.4%	12.3%
Tier 1 Capital Ratio	12.9%	12.8%
Total Capital Ratio	15.6%	15.4%
Tangible Common Equity Ratio	10.1%	9.9%

As of March 31, 2025, total stockholders’ equity was $613.3 million, representing 10.2% of total assets and a book value of $53.03 per common share. This compares to total stockholders’ equity of $599.6 million, or 10.0% of total assets, and a book value of $51.14 per common share at December 31, 2024. The $13.7 million increase in stockholders’ equity was primarily driven by $17.2 million in net income and a $1.2 million increase from stock option exercises, partially offset by $4.6 million in cash dividends declared on the Company’s common stock and $10.2 million in common stock repurchases.

Decreased unrealized losses on the Company’s available-for-sale investment securities and interest rate swaps, which totaled $44.1 million (net of taxes) at March 31, 2025, also increased stockholders’ equity by $10.2 million during the quarter. These net unrealized losses primarily resulted from increased intermediate-term market interest rates in prior periods, which generally decreased the fair value of the investment securities and interest rate swaps.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $20.6 million and $24.7 million at March 31, 2025 and December 31, 2024, respectively, that were not included in its total capital balance. If held-to-maturity unrealized losses were included in capital (net of taxes) at March 31, 2025, they would have decreased total stockholder’s equity at that date by $15.6 million. This amount was equal to 2.5% of total stockholders’ equity of $613.3 million at March 31, 2025, compared to 3.1% of total stockholders’ equity at December 31, 2024.

In November 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock. As of March 31, 2025, approximately 270,000 shares remained available in this stock repurchase authorization.

In April 2025, the Company’s Board of Directors approved a new stock repurchase program, which will succeed the existing repurchase program (authorized in November 2022) following the repurchase of the existing program’s remaining available shares. The new stock repurchase program authorizes the purchase, from time to time, of up to one million additional shares of the Company’s common stock.

During the three months ended March 31, 2025, the Company repurchased 173,344 shares of its common stock at an average price of $58.38, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $14.8 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

At March 31, 2025, the Company had the following available secured lines and on-balance sheet liquidity:

March 31, 2025
Federal Home Loan Bank line	$1,172.6 million
Federal Reserve Bank line	370.5 million
Cash and cash equivalents	217.2 million
Unpledged securities – Available-for-sale	312.9 million
Unpledged securities – Held-to-maturity	24.5 million

During the three months ended March 31, 2025, the Company’s total deposits increased $152.5 million. Interest-bearing checking balances increased $33.5 million (1.5%), primarily in certain money market accounts, and non-interest-bearing checking balances increased $9.7 million (1.2%). Time deposits generated through the Company’s banking center and corporate services networks decreased $14.1 million (1.8%). Brokered deposits increased $123.3 million (16.0%) through a variety of sources.

At March 31, 2025, the Company had the following deposit balances:

March 31, 2025
Interest-bearing checking	$2,248.3 million
Non-interest-bearing checking	852.7 million
Time deposits	761.7 million
Brokered deposits	895.4 million

At March 31, 2025, the Company estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $683.9 million (14% of total deposits).

LOANS

Total net loans, excluding mortgage loans held for sale, were generally flat at $4.69 billion at March 31, 2025 compared to December 31, 2024. Increases in other residential (multi-family) loans of $43.2 million and construction loans of $29.1 million were offset by decreases in commercial real estate loans and one- to four-family residential loans of $54.4 million and $10.3 million, respectively.

The pipeline of unfunded loan commitments decreased in the first quarter of 2025, primarily due to a decline related to construction loans. The unfunded portion of construction loans remained significant, notwithstanding this decline.

For additional details about the Company’s loan portfolio, please refer to the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$211,119	$205,599	$203,964	$199,182
Secured by real estate (not one- to four-family)	—	—	—	—
Not secured by real estate – commercial business	106,211	106,621	82,435	104,452

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	96,807	94,501	101,545	100,669
Secured by real estate (not one-to four-family)	657,828	703,947	719,039	1,444,450

Loan commitments not closed
Secured by real estate (one-to four-family)	19,264	14,373	12,347	16,819
Secured by real estate (not one-to four-family)	50,296	53,660	48,153	157,645
Not secured by real estate – commercial business	18,484	22,884	11,763	50,145

	$1,160,009	$1,201,585	$1,179,246	$2,073,362

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

During the quarter ended March 31, 2025, the Company did not record a provision expense on its portfolio of outstanding loans, compared to a provision expense of $500,000 in the same period in 2024. Total net charge-offs were $56,000 for the three months ended March 31, 2025, compared to net charge-offs of $83,000 during the same period in the prior year. Additionally, for the quarter ended March 31, 2025, the Company recorded a negative provision for losses on unfunded commitments of $348,000, compared to a provision expense of $130,000 for the same period in 2024.

The Bank’s allowance for credit losses as a percentage of total loans was 1.36% at March 31, 2025, consistent with 1.36% at December 31, 2024. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2025, based on recent reviews of the portfolio and current economic conditions. However, if challenging economic conditions persist or worsen, or if management’s assessment of the loan portfolio changes, additional provisions for credit losses may be required, which could adversely impact the Company’s future financial performance.

ASSET QUALITY

At March 31, 2025, non-performing assets were $9.5 million, a decrease of $48,000 from $9.6 million at December 31, 2024. Non-performing assets as a percentage of total assets were 0.16% at both March 31, 2025 and December 31, 2024.

Activity in the non-performing loans categories during the quarter ended March 31, 2025, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	464	—	—	—	—	—	(96)	368
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,631	473	—	—	—	—	(28)	3,076
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	77	—	—	—	(77)	—	—	—
Commercial business	384	—	—	—	—	(135)	(249)	—
Consumer	17	24	—	—	—	—	(3)	38
Total non-performing loans	$3,573	$497	$—	$—	$(77)	$(135)	$(376)	$3,482

  Compared to December 31, 2024, non-performing loans decreased $91,000.
  The non-performing one- to four-family residential category consisted of nine loans at March 31, 2025, two of which were added during the current quarter.
  The largest relationship in the one- to four-family residential category totaled $884,000 at March 31, 2025, was added to non-performing loans in 2024 and is collateralized by a single-family residential property in the Buffalo, N.Y. area.
  The land development category consisted of one loan added in 2024. This loan is collateralized by improved commercial land in the Omaha, Neb. area.

Activity in the potential problem loans categories during the quarter ended March 31, 2025, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,202	1,099	(151)	—	—	(9)	(13)	2,128
Other residential (multi-family)	—	—	—	—	—	—	—	—
Commercial real estate	4,331	—	—	—	—	—	(18)	4,313
Commercial business	—	—	—	—	—	—	—	—
Consumer	1,529	138	(642)	—	—	—	(14)	1,011
Total potential problem loans	$7,062	$1,237	$(793)	$—	$—	$(9)	$(45)	$7,452

  Compared to December 31, 2024, potential problem loans increased $390,000.
  At March 31, 2025, the commercial real estate category consisted of three loans, all of which are part of one relationship and were added in 2024.
  The commercial real estate relationship is collateralized by three nursing care facilities located in southwest Missouri. The borrower’s business cash flow was negatively impacted by a reduction in labor participation and increased operating costs as well as ongoing changes to the Missouri Medicaid reimbursement rate. Monthly payments were timely made prior to the transfer to this category and have continued to be paid timely.
  At March 31, 2025, the one- to four-family residential category consisted of 12 loans, one of which was added to potential problem loans during the current quarter and one of which was transferred from the consumer category (the loan was drawn on a home equity line of credit) during the current quarter.
  The largest relationship in the one- to four-family category, mentioned above as the loan transferred from the consumer category, totaled $966,000 and is collateralized by a single-family residential property in the Orlando, Fla. area.
  At March 31, 2025, the consumer category of potential problem loans consisted of 16 loans, six of which were added during the current quarter.
  The largest loan in the consumer category is a home equity loan totaling $748,000 related to the nursing care facility relationship, noted above.

Activity in the foreclosed assets and repossessions categories during the quarter ended March 31, 2025 was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	5,960	76	—	—	—	6,036
Commercial business	—	—	—	—	—	—
Consumer	33	2	(35)	—	—	—
Total foreclosed assets and repossessions	$5,993	$78	$(35)	$—	$—	$6,036

  Compared to December 31, 2024, foreclosed assets increased $43,000.
  The commercial real estate category consisted of two foreclosed properties, one of which, totaling $76,000, was added during the current quarter.
  The largest asset in the commercial real estate category, totaling $6.0 million, consisted of an office building located in Clayton, Mo. This asset was foreclosed upon in the fourth quarter of 2024.

BUSINESS INITIATIVES

During the quarter ended March 31, 2025, no material changes occurred regarding the status of the litigation and the agreement in principle between Great Southern and its third-party vendor involving a previously proposed new core banking platform. No assurance can be given as to when or whether final agreements will be executed and a full settlement of the matter will be achieved.

Technology updates and advancements continue with the Company’s current core provider. Projects involving a full array of products and services are moving forward, with completions expected beginning in the third quarter of 2025 and continuing into 2026.

During the quarter ended March 31, 2025, the Company installed 10 ITM units in the St. Louis, Mo. market, replacing existing end-of-life ATM units. The ITMs, all located at banking center locations, offer customers live teller services, extended banking hours, and services beyond those traditionally available via an ATM.

In March 2025, the Company began construction of a new banking center at 723 N. Benton in Springfield, Mo., to replace the existing facility at that location. The new construction, designed as a next-generation banking center, will allow for flexibility in testing new designs, processes, technology and tools balanced with customer convenience. Construction is expected to be completed in the fourth quarter of 2025. During construction, customers are being served by a temporary facility on the property. The Company has 11 other banking centers and an Express Center in Springfield.

2025 Annual Meeting of Stockholders

The Company announced that its 2025 Annual Meeting of Stockholders will be held at 10 a.m. Central Time on May 7, 2025, and will be held in a virtual format. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 4, 2025, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website,
www.GreatSouthernBank.com (click “About” then “Investor Relations”) for additional information about the virtual meeting.

Earnings Conference Call

The Company will host a conference call on Thursday, April 17, 2025, at 2:00 p.m. Central Time to discuss first quarter 2025 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register-conf.media-server.com/register/BI2135774c93e14b34ad13657bf45a7dd2.

About Great Southern Bancorp, Inc.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Charlotte, Chicago, Dallas, Denver, Omaha, and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the effects of any new or continuing public health issues on general economic and financial market conditions; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower or negative economic growth caused by tariffs, changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates other than December 31, 2024, and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2025 and 2024, and the three months ended December 31, 2024, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2025	2024
Selected Financial Condition Data:	(In thousands)

Total assets	$5,993,842	$5,981,628
Loans receivable, gross	4,761,378	4,761,848
Allowance for credit losses	64,704	64,760
Other real estate owned, net	6,036	5,993
Available-for-sale securities, at fair value	535,914	533,373
Held-to-maturity securities, at amortized cost	185,853	187,433
Deposits	4,758,046	4,605,549
Total borrowings	535,953	679,341
Total stockholders’ equity	613,293	599,568
Non-performing assets	9,518	9,566

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2025	2024	2024
	(In thousands)
Selected Operating Data:
Interest income	$80,243	$77,390	$82,585
Interest expense	30,909	32,574	33,051
Net interest income	49,334	44,816	49,534
Provision (credit) for credit losses on loans and unfunded commitments	(348)	630	1,556
Non-interest income	6,590	6,806	6,934
Non-interest expense	34,822	34,422	36,947
Provision for income taxes	4,290	3,163	3,043
Net income	$17,160	$13,407	$14,922

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2025	2024	2024
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.47	$1.13	$1.27
Book value	$53.03	$48.31	$51.14

Earnings Performance Ratios:
Annualized return on average assets	1.15%	0.93%	1.00%
Annualized return on average common stockholders’ equity	11.30%	9.36%	9.76%
Net interest margin	3.57%	3.32%	3.49%
Average interest rate spread	3.00%	2.66%	2.87%
Efficiency ratio	62.27%	66.68%	65.43%
Non-interest expense to average total assets	2.34%	2.39%	2.46%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.36%	1.40%	1.36%
Non-performing assets to period-end assets	0.16%	0.37%	0.16%
Non-performing loans to period-end loans	0.07%	0.46%	0.07%
Annualized net charge-offs to average loans	0.00%	0.01%	0.01%

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except number of shares)

	March 31, 2025	December 31, 2024

Assets
Cash	$106,336	$109,366
Interest-bearing deposits in other financial institutions	110,845	86,390
Cash and cash equivalents	217,181	195,756

Available-for-sale securities	535,914	533,373
Held-to-maturity securities	185,853	187,433
Mortgage loans held for sale	6,857	6,937
Loans receivable, net of allowance for credit losses of $64,704 – March 2025; $64,760 – December 2024	4,690,636	4,690,393
Interest receivable	21,504	20,430
Prepaid expenses and other assets	132,930	136,594
Other real estate owned and repossessions, net	6,036	5,993
Premises and equipment, net	132,165	132,466
Goodwill and other intangible assets	9,985	10,094
Federal Home Loan Bank stock and other interest-earning assets	25,813	28,392
Current and deferred income taxes	28,968	33,767

Total Assets	$5,993,842	$5,981,628

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,758,046	$4,605,549
Securities sold under reverse repurchase agreements with customers	75,322	64,444
Short-term borrowings	359,907	514,247
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	74,950	74,876
Accrued interest payable	5,416	12,761
Advances from borrowers for taxes and insurance	7,451	5,272
Accounts payable and accrued expenses	65,528	70,634
Liability for unfunded commitments	8,155	8,503
Total Liabilities	5,380,549	5,382,060

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2025 and December 2024 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2025 – 11,565,211 shares; December 2024 – 11,723,548 shares	116	117
Additional paid-in capital	51,076	50,336
Retained earnings	606,239	603,477
Accumulated other comprehensive loss	(44,138)	(54,362)
Total Stockholders’ Equity	613,293	599,568

Total Liabilities and Stockholders’ Equity	$5,993,842	$5,981,628

Great Southern Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Interest Income
Loans	$73,071	$71,076	$75,380
Investment securities and other	7,172	6,314	7,205
	80,243	77,390	82,585
Interest Expense
Deposits	24,600	27,637	25,799
Securities sold under reverse repurchase agreements	371	333	295
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4,450	3,044	5,417
Subordinated debentures issued to capital trust	382	454	434
Subordinated notes	1,106	1,106	1,106
	30,909	32,574	33,051

Net Interest Income	49,334	44,816	49,534
Provision for Credit Losses on Loans	—	500	—
Provision (Credit) for Unfunded Commitments	(348)	130	1,556
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	49,682	44,186	47,978

Noninterest Income
Commissions	262	381	217
Overdraft and Insufficient funds fees	1,215	1,289	1,314
POS and ATM fee income and service charges	3,234	3,183	3,348
Net gains on loan sales	601	677	899
Late charges and fees on loans	243	167	132
Loss on derivative interest rate products	(24)	(13)	(1)
Other income	1,059	1,122	1,025
	6,590	6,806	6,934

Noninterest Expense
Salaries and employee benefits	20,129	19,656	19,509
Net occupancy and equipment expense	8,533	7,839	8,300
Postage	931	807	884
Insurance	1,165	1,144	1,163
Advertising	290	350	955
Office supplies and printing	266	267	273
Telephone	706	721	697
Legal, audit and other professional fees	1,038	1,725	1,001
Expense (income) on other real estate and repossessions	(70)	61	(114)
Acquired intangible asset amortization	108	108	108
Other operating expenses	1,726	1,744	4,171
	34,822	34,422	36,947

Income Before Income Taxes	21,450	16,570	17,965
Provision for Income Taxes	4,290	3,163	3,043

Net Income	$17,160	$13,407	$14,922

Earnings Per Common Share
Basic	$1.47	$1.14	$1.27
Diluted	$1.47	$1.13	$1.27

Dividends Declared Per Common Share	$0.40	$0.40	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of nonaccrual loans for each period. Interest income on loans includes interest received on nonaccrual loans on a cash basis. Interest income on loans also includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $970,000 and $1.2 million for the three months ended March 31, 2025 and 2024, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2025	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.18%	$830,615	$8,568	4.18%	$889,969	$8,697	3.93%
Other residential	6.86	1,546,209	26,450	6.94	959,975	16,858	7.06
Commercial real estate	6.12	1,510,432	23,015	6.18	1,499,641	22,768	6.11
Construction	7.08	490,586	8,652	7.15	856,571	15,844	7.44
Commercial business	6.03	211,791	3,822	7.32	286,074	4,609	6.48
Other loans	6.41	166,424	2,564	6.25	173,636	2,300	5.33

Total loans receivable	6.13	4,756,057	73,071	6.23	4,665,866	71,076	6.13

Investment securities	3.12	738,122	6,074	3.34	669,680	5,010	3.01
Other interest-earning assets	4.33	105,286	1,098	4.23	100,503	1,304	5.22

Total interest-earning assets	5.73	5,599,465	80,243	5.81	5,436,049	77,390	5.73
Non-interest-earning assets:
Cash and cash equivalents		100,558			90,474
Other non-earning assets		262,490			235,817
Total assets		$5,962,513			$5,762,340

Interest-bearing liabilities:
Interest-bearing demand and savings	1.37	$2,221,475	7,797	1.42	$2,223,780	9,482	1.71
Time deposits	3.47	772,054	6,714	3.53	937,720	9,165	3.93
Brokered deposits	4.46	892,611	10,089	4.58	688,820	8,990	5.25
Total deposits	2.49	3,886,140	24,600	2.57	3,850,320	27,637	2.89
Securities sold under reverse repurchase agreements	2.09	82,400	371	1.83	74,468	333	1.80
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.53	392,646	4,450	4.60	241,591	3,044	5.07
Subordinated debentures issued to capital trust	6.15	25,774	382	6.01	25,774	454	7.08
Subordinated notes	5.90	74,919	1,106	5.99	74,619	1,106	5.96

Total interest-bearing liabilities	2.73	4,461,879	30,909	2.81	4,266,772	32,574	3.07
Non-interest-bearing liabilities:
Demand deposits		821,759			854,849
Other liabilities		71,360			67,879
Total liabilities		5,354,998			5,189,500
Stockholders’ equity		607,515			572,840
Total liabilities and stockholders’ equity		$5,962,513			$5,762,340

Net interest income:			$49,334			$44,816
Interest rate spread	3.00%			3.00%			2.66%
Net interest margin*				3.57%			3.32%
Average interest-earning assets to average interest-bearing liabilities		125.5%			127.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2025	2024
	(Dollars in thousands)

Common equity at period end	$613,293	$599,568
Less: Intangible assets at period end	9,985	10,094
Tangible common equity at period end (a)	$603,308	$589,474

Total assets at period end	$5,993,842	$5,981,628
Less: Intangible assets at period end	9,985	10,094
Tangible assets at period end (b)	$5,983,857	$5,971,534

Tangible common equity to tangible assets (a) / (b)	10.08%	9.87%

CONTACT:

Jeff Tryka, CFA,
Investor Relations,
(616) 233-0500
GSBC@lambert.com